Exhibit (c)(6)

Jefferies & Company, Inc.

Presentation to the Board of Directors

Regarding the Proposed Acquisition by an

Entity Formed by Apollo Advisors, L.P.

May 10, 2005

CONFIDENTIAL

Disclaimer

The following pages contain material provided to the Board of Directors of Metals USA, Inc. (“Metals” or the “Company”) by Jefferies & Company, Inc. (“Jefferies”) for, among other things, the purpose of evaluating the fairness of the consideration to be received by the Company’s public stockholders, (the “Public Stockholders”) in connection with the proposed acquisition of the Company (the “Transaction”). The Transaction is based on negotiations between the Company and Apollo Advisors, L.P.

The accompanying material was prepared on a confidential basis solely for use in connection with an oral presentation to the Board of Directors and not with a view toward complying with disclosure standards under state and federal securities laws. The information contained in this presentation was based upon publicly available information obtained by Jefferies or information furnished by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fair in all respects.

All budgets, projections, financial analyses, reports and other information with respect to the Company’s operations contained herein have been prepared by the management of the Company and involve numerous and significant subjective determinations made by such management. The estimates, budgets and projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material and adverse. With respect to financial projections examined by Jefferies, Jefferies assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managers of the Company as to the future performance of the Company and that the Company will perform in accordance with such projections for all periods specified therein. No representation or warranty, expressed or implied, is made as to the accuracy, completeness or fairness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. Jefferies does not take any responsibility for the accuracy or completeness of any of the accompanying material. Jefferies has not been requested to, and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor has Jefferies been furnished with any such evaluations or appraisals.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, Jefferies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. In its analyses, Jefferies made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of the Company do not purport to be appraisals or to reflect the prices at which the Company actually may be sold.

These materials are for the use of the Board of Directors only and may not be used for any other purpose without Jefferies’ written consent. These materials are subject to the assumptions, limitations and other matters to be contained in the written opinion letter contemplated to be delivered to the Board of Directors. These materials do not constitute a recommendation to any holder of the Company’s common stock as to how such person should vote with respect to the Transaction or any other matter.

i

Table of Contents

Transaction Overview	1

Situation Assessment	5

Valuation Analysis	14

Appendix	22

Comparable Company and Transaction Descriptions	23

Weighted Average Cost of Capital Analysis	29

ii

Transaction Overview

1

Transaction Overview

•	Metals USA, Inc. (“MUSA” or the “Company”) has received an offer of $23.00 per share from Apollo Advisors, L.P. (“Apollo”) to acquire the entire Company

•	Jefferies & Company, Inc. was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the merger, or to provide services other than the delivery of an opinion letter. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of MUSA or any other alternative transaction. We did not participate in negotiations with respect to the terms of the merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from MUSA’s perspective that could under the circumstances be negotiated among the parties to such transactions

Source: Company management.

2

Summary Term Sheet

Acquiror	An entity formed by Apollo Advisors, L.P.

Target	Metals USA, Inc.

Transaction Form	Reverse Subsidiary Merger

Price	$23.00 per share; subject to reduction if transaction expenses to be paid by Metals USA exceed [Subject to Negotiation]

Consideration	Cash

Closing Conditions	• Financing obtained by Apollo

• No material adverse change

• No material breach of any covenant

• Continuing accuracy of representation and warranties, except where failures would not have a material adverse effect

• Satisfaction of all regulatory requirements, including Hart-Scott-Rodino

• Approval of the merger agreement by the shareholders of Metals USA

Receipt of Superior Proposal	Metals USA may enter into discussions or negotiations with any third party that make an unsolicited bona fide written superior proposal

Termination Fee	[Subject to Negotiation]

Source: Based on draft merger agreement dated May 6, 2005.

3

Current Market and Implied Transaction Metrics

($Millions, except per share and per unit amounts)

Current Market Data

Recent Price (May 6, 2005)	$15.42
52-Week High (March 7, 2005)	25.85
52-Week Low (May 10, 2004)	11.50
Price Per Share	$15.42
Fully Diluted Shares Outstanding(1)	20.7
Equity Market Value	319.5
Total Debt	278.4
Cash	14.3

Total Enterprise Value	$583.6

Transaction Metrics
Transaction Price / Share	$23.00
Premium to Recent Price	49.2%
Premium to High	(11.0)%
Premium to Low	100.0%
Price Per Share	$23.00
Fully Diluted Shares Outstanding(1)	21.0
Equity Market Value	481.9
Total Debt	278.4
Cash	14.3

Total Enterprise Value	$746.0

Multiples	Statistic	Multiples Using Recent Price
TEV / LTM Revenue(2)	$1,618.2	36%
TEV / 2005E Revenue	1,704.2	34%
TEV / LTM EBITDA(2)	175.4	3.3	x
TEV / 2005E EBITDA	113.1	5.2	x
LTM Earnings(2)	103.3	3.1	x
2005E Earnings	60.2	5.3	x

Implied Multiples Paid		Multiples Using Transaction Price
TEV / LTM Revenue(2)		46%
TEV / 2005E Revenue		44%
TEV / LTM EBITDA(2)		4.3	x
TEV / 2005E EBITDA		6.6	x
LTM P/E(2)		4.7	x
2005E P/E		8.0	x

Source: Market data, Company filings and management projections.

(1)	Fully diluted shares outstanding includes conversion of 1.13 million options using the Treasury Stock Method.

(2)	As of March 31, 2005.

4

Situation Assessment

5

Company Overview

MUSA offers national coverage through three operating segments:

(i) Flat Rolled

(ii) Plates and Shapes, and

(iii) Building Products

•	MUSA is a leading metals service center, providing value-added processed steel, stainless steel, aluminum, red metals and manufactured metal components

•	Approximately 88% of the Company’s revenues are derived from its metal service center and distribution activities

•	Remaining revenues contributed by MUSA’s Building Products Group through the manufacture and distribution of products related to residential home improvement

•	The Company has invested substantial capital in integrating its operations to maximize operating margins and accelerate sales growth

•	Strategy consists of high-quality service for customers, diligent inventory management and prudent risk assessment

Source: Company filings and Company management.

6

Historical and Projected Steel Prices

While steel prices are expected to remain at historically high levels, analysts are predicting declines in pricing through 2005 and into 2006

Source: Jefferies High Yield Research.

7

Historical Stock Price Performance

Share Price Performance Since Emergence from Bankruptcy in 2002

Source: FactSet Research Systems and Bloomberg.

8

LTM Trading Volume Analysis

Source: FactSet Research Systems.

9

LTM Trading Volume Analysis (Cont’d)

Source: FactSet Research Systems.

10

Recent Financial Performance

Quarterly Sales ($Millions)

$500
$400
$300
$200
$100
$0
$226.3
$226.3
$242.3
$245.1
$249.5
$319.2
$383.6
$412.6
$394.4
$427.6
$439.5
$430.8
$406.4
Q4 '02
Q1 '03
Q2 '03
Q3 '03
Q4 '03
Q1 '04
Q2 '04
Q3 '04
Q4 '04
Q1 '05
Q2 '05E
Q3 '05E
Q4 '05E
Plates & Shapes
Flat Rolled
Building Products

Quarterly EBITDA ($Millions)

$60
$40
$20
$0
-$20
$(9.2)
$1.5
$5.1
$6.1
$4.3
$32.0
$56.9
$53.1
$33.6
$31.8
$25.5
$28.6
$27.4
Q4 '02
Q1 '03
Q2 '03
Q3 '03
Q4 '03
Q1 '04
Q2' 04
Q3 '04
Q4 '04
Q1 '05
Q2 '05E
Q3 '05E
Q4 '05E

Source: Company management.

11

Historical and Projected Financials

($Millions)

	Historical FYE December 31,(1)				LTM Ended 3/30/2005	Projected FYE December 31, (2)
	2001	2002	2003	2004		2005	2006	2007	2008	2009
Revenue	$1,243.0	$962.0	$963.2	$1,509.8	$1,618.2	$1,704.2	$1,647.1	$1,655.8	$1,695.2	$1,750.6
Gross Profit	289.7	224.3	231.6	429.7	429.6	360.3	385.8	399.9	414.8	440.4
EBITDA	14.8	3.8	16.9	175.7	175.4	113.1	109.9	108.3	108.4	118.5
EBIT	(6.5)	(3.5)	16.4	173.7	173.0	109.6	101.9	97.3	94.4	101.5
Net Income (1)	(409.1)	48.0	7.5	104.5	103.3	60.2	58.1	57.0	56.8	62.2

Revenue Growth	NA	(22.6)%	0.1%	56.7%	NA	12.9%	(3.4)%	0.5%	2.4%	3.3%
Gross Margin	23.3%	23.3%	24.0%	28.5%	26.5%	21.1%	23.4%	24.2%	24.5%	25.2%
EBITDA Margin	1.2%	0.4%	1.8%	11.6%	10.8%	6.6%	6.7%	6.5%	6.4%	6.8%
EBIT Margin	(0.5)%	(0.4)%	1.7%	11.5%	10.7%	6.4%	6.2%	5.9%	5.6%	5.8%
Net Margin	(32.9)%	5.0%	0.8%	6.9%	6.4%	3.5%	3.5%	3.4%	3.4%	3.6%

Depreciation and Amortization	$21.3	$7.3	$0.5	$2.0	$2.4	$3.5	$8.0	$11.0	$14.0	$17.0
Capital Expenditures	$16.3	$3.5	$17.5	$17.4	$15.4	$25.0	$30.0	$30.0	$30.0	$30.0

Working Capital	$287.9	$308.0	$293.5	$557.4	$579.4	$502.1	$458.3	$460.1	$447.3	$461.0
Working Capital / Revenue	23.2%	32.0%	30.5%	36.9%	35.8%	29.5%	27.8%	27.8%	26.4%	26.3%

(1)	Source: Company filings.

(2)	Source: Company management.

12

Recent Balance Sheet

Balance Sheet as of March 31, 2005

Assets
Current Assets
Cash	$14.3
Accounts Receivable	201.8
inventories	457.6
Prepaid Expenses and other	18.4

Total Current Assets	692.1
Property and Equipment, net	38.1
Other assets, net	5.8

Total assets	$736.0

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$69.4
Accrued Liabilities	29.0
Current Portion of Long-Term Debt	4.0

Total Current Liabilities	102.4
Long-Term Debt, Less Current Portion	274.4
Other Long-Term Liabilities	12.6

Total Liabilities	$389.4

Total Stockholders’ Equity	$346.6

Total Liabilities and Stockholders’ Equity	$736.0

Source: Company filings.

13

Valuation Analysis

14

Valuation Methodologies

Our approach to valuing Metals USA includes several complementary methodologies

•	Review of the share price trading history of MUSA over the past 52 weeks, both standalone and relative to its peers

•	Comparative company analysis, which values a company by reference to publicly-traded companies with similar products, similar operating and financial characteristics and servicing similar markets

•	Comparative M&A transaction analysis, which values a company by reference to acquisition multiples paid in recent M&A transactions involving similar businesses

•	Discounted cash flow (“DCF”) analysis, which values a company as the sum of its unlevered free cash flows (before financing costs) over a forecast period and the company’s terminal, or residual value, at the end of the forecast period

•	Analysis of premiums paid for public companies in transactions with comparative enterprise value ranges and in transactions in comparable lines of business

15

Stock Performance vs. Peer Group and S&P 500

Source: FactSet Research Systems.

(1)	Service Center Comparables include A.M. Castle & Co., Worthington Industries Inc., Earle M. Jorgensen Co., Harris Steel Group, Inc., Novamerican Steel Inc., Olympic Steel Inc., Reliance Steel & Aluminum Co., Shiloh Industries, Inc., Steel Technologies Inc. and Ryerson Tull Inc.

16

Valuation Summary

(1)	Closing share price on May 6, 2005.

17

Comparable Company Analysis

($Millions, except per share data)

•	Comparable company universe includes public steel service centers and processors located in North America

Company	Ticker	Stock Price 5/6/2005	% of 52-Week High	Equity Value	Total Enterprise Value	Enterprise Value as a Multiple of
						Revenue		EBITDA
						LTM	2005E	LTM		2005E
A.M. Castle & Co.	CAS	$13.10	75.9%	$212.2	$323.4	42%	NA	NM		NA
Worthington Industries Inc.	WOR	16.81	74.0%	1,487.4	1,869.8	61%	63%	4.8	x	5.3	x
Earle M. Jorgensen Co.	JOR	7.90	81.6%	387.6	728.6	49%	NA	4.3	x	NA
Harris Steel Group, Inc.(1)	HSG	17.44	89.4%	469.5	477.1	79%	71%	5.4	x	4.7	x
Novamerican Steel Inc.	TONS	36.38	40.3%	370.9	461.8	56%	NA	3.5	x	NA
Olympic Steel Inc.	ZEUS	16.01	52.8%	167.2	282.5	28%	45%	NM		NM
Reliance Steel & Aluminum Co.	RS	39.31	82.7%	1,295.6	1,700.2	55%	54%	4.5	x	5.2	x
Shiloh Industries, Inc.	SHLO	13.20	70.7%	213.0	342.0	53%	NA	4.3	x	NA
Steel Technologies Inc.	STTX	19.59	58.4%	253.9	357.3	35%	34%	3.4	x	4.1	x
Ryerson Tull Inc.	RT	15.34	85.8%	393.5	1,695.1	30%	35%	NM		NM
					Mean	49%	50%	4.3	x	4.8	x
					Median	51%	49%	4.3	x	4.9	x

Source: Companies filings and I/B/E/S Earnings Estimates.

(1)	Values for Harris Steel Group have been converted from Canadian dollars to U.S. dollars.

18

Precedent Transactions Analysis

($Millions)

Announced Date	Target	Acquiror	Transaction Value	Transaction Value /					EBITDA Margin
				LTM Sales	LTM EBITDA		LTM EBIT

01/05/05	Edgen Corporation	Jefferies Capital Partners	$124.0	62%	5.1	x	5.7	x	12.1%
10/25/04	Integris Metals Corporation	Ryerson Tull, Inc.	663.9	39%	7.7	x	9.4	x	5.1%
06/15/04	J&F Steel, LLC (Arcelor)	Ryerson Tull, Inc.	51.2	32%	NM		NM		0.7%
06/11/03	Precision Strip	Reliance Steel and Aluminum Co.	245.6	202%	5.4	x	6.9	x	37.1%
04/17/03	Acier Leroux, Inc. (f.k.a. Leroux Steel, Inc.)	Russel Metals, Inc.	125.4	35%	12.6	x	31.3	x	2.8%
08/07/02	Milwaukee Plates Division of Metals USA, Inc.	Russel Metals, Inc.	13.3	35%	NA		NA		NA
10/05/01	A.J. Forsyth and Company, Ltd.	Russel Metals, Inc.	15.9	NA	NA		NA		NA
03/09/99	Assets of Cold Metal Products, Inc.	Maksteel Inc.	22.7	40%	NA		NA		NA
			Mean	63%	7.7	x	13.3	x	11.5%
			Median	39%	6.5	x	8.2	x	5.1%

Source: Companies’ filings and news reports.

19

Discounted Cash Flow Analysis
($Millions, except per share data)

Summary Cash Flow Projections

	Years Ended Dec. 31,
	2005E(1)	2006E	2007E	2008E	2009E
EBITDA	$81.5	$109.9	$108.3	$108.4	$118.5
Less: Capital Expenditures	(21.0)	(30.0)	(30.0)	(30.0)	(30.0)
Less: Change in Working Capital	77.3	43.8	(1.8)	12.9	(13.8)
Less: Adjusted Taxes(2)	(30.3)	(39.2)	(37.5)	(36.3)	(39.1)

Unlevered Free Cash Flow	$107.5	$84.5	$39.0	$54.9	$35.7

Assumed EBITDA Exit Multiple					4.5	x
Terminal Value					$533.4

WACC	10.9%
Discounted Value of Unlevered FCF	99.4	70.5	29.4	37.3	348.0

Total Enterprise Value	$584.5
Pro-Forma Debt Level	278.4
Pro-Forma Cash Balance	14.3

Equity Value	$320.4

Undiluted Shares Outstanding	20.3
Options Outstanding	1.1
Average Exercise Price	$9.42
Marginal Dilutive Shares	0.4

Fully Diluted Shares(3)	20.7

Implied Price per Share	$15.46

TEV Sensitivity
Discount Rate:	EBITDA Multiple
	3.5x	4.0x	4.5x	5.0x	5.5x
9.0%	543.1	582.5	621.8	661.2	700.5
10.0%	526.5	564.1	601.8	639.5	677.2
11.0%	510.6	546.7	582.8	618.9	655.0
12.0%	495.4	530.0	564.6	599.2	633.8
13.0%	481.0	514.1	547.3	580.5	613.6

Equity Value Sensitivity
Discount Rate:	EBITDA Multiple
	3.5x	4.0x	4.5x	5.0x	5.5x
9.0%	279.0	318.4	357.7	397.1	436.4
10.0%	262.4	300.0	337.7	375.4	413.1
11.0%	246.5	282.6	318.7	354.8	390.9
12.0%	231.3	265.9	300.5	335.1	369.7
13.0%	216.9	250.0	283.2	316.4	349.5

Implied Price Per Share Sensitivity
Discount Rate:	EBITDA Multiple
	3.5x	4.0x	4.5x	5.0x	5.5x
9.0%	13.53	15.36	17.20	19.04	20.88
10.0%	12.75	14.51	16.27	18.03	19.79
11.0%	12.01	13.69	15.38	17.07	18.75
12.0%	11.30	12.92	14.53	16.15	17.76
13.0%	10.63	12.17	13.72	15.27	16.82

Source: Management projections.

(1)	Represents period from March 31, 2005 to December 31, 2005.

(2)	Adjusted Taxes reflect a 38.5% tax rate.

(3)	Fully diluted shares calculated using the Treasury Stock Method.

20

Premiums Paid Analysis

•	79 domestic M&A transactions announced between January 1, 2000 and May 7, 2005

•	Universe included public targets in manufacturing industries

•	Enterprise values at announcement were between $250 million and $750 million

		Using Specified Time Period Prior to 5/6/2005		Using MUSA Price as of 5/6/2005
Purchase Price Premium to:	Mean	MUSA Share Price(1)	Mean Implied Price Per Share	MUSA Share Price	Mean Implied Price Per Share
1 Day Prior to Announcement	30.6%	$15.42	$20.14	$15.42	$20.14
1 Week Prior to Announcement	35.6%	14.50	19.66	15.42	20.90
4 Weeks Prior to Announcement	42.5%	19.40	27.64	15.42	21.97

Source: Securities Data Corporation.

(1)	Assumes transaction announcement of 5/9/2005.

21

Appendix

22

Comparable Company and Transaction Descriptions

23

Comparable Company Descriptions

		LTM			2005E
Name	Business Description	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin
A.M. Castle & Co.	A. M. Castle & Co. distributes specialty metals and plastics serving the North American market. It provides carbon, alloy, and stainless steels; nickel alloys; aluminum; copper; and brass in various forms, including round, hexagon, square, and flat bars; plates; tubing; and sheet and coil. Through its subsidiary, Total Plastics, Inc., the company also provides various value-added industrial plastics. The company is based in Franklin Park, Illinois.	$761.0	$47.6	6.2%	NA	NA	NA

Worthington Industries Inc.	Worthington Industries, Inc., operates as a diversified metal processing company, focused on value-added steel processing and manufactured metal products. It operates in three segments: Processed Steel Products, Metal Framing, and Pressure Cylinders. Processed Steel Products segment’s processing capabilities include pickling, slitting, cold reduction, hot-dipped galvanizing, hydrogen annealing, cutting-to-length, tension leveling, edging, dry lubricating, configured blanking, and stamping. Metal Framing segment designs and produces metal framing components and systems, and related accessories for the commercial and residential construction markets in the United States. Pressure Cylinders segment produces a diversified line of pressure cylinders, including low-pressure liquefied petroleum gas (LPG) cylinders, refrigerant gas cylinders, and high-pressure and industrial/specialty gas cylinders.	$3,044.8	$390.4	12.8%	$2,972.0	$352.9	11.9%

Earle M. Jorgensen Co.	Earle M. Jorgensen Company distributes metal bar and tubular products for North American manufacturing companies. It offers various products, including carbon steel, stainless steel and aluminum bar, tubular, and plate products. The company sells these metal products to customers in various industries, including machine tools; industrial equipment; transportation; fluid power; oil, gas, and energy; fabricated metal; and construction and agricultural equipment. Its metal processing services consist of cutting to length, burning, sawing, honing, shearing, grinding, polishing, and performing other similar services on most of the metal products it sells. As of June 30, 2004, the company operated through its network of 36 service and processing centers located throughout North America, including 4 service centers in Canada.	$1,474.7	$168.6	11.4%	NA	NA	NA

Source: Companies’ filings and FactSet Research Systems.

24

Comparable Company Descriptions

		LTM			2005E
Name	Business Description	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin
Harris Steel Group, Inc.	Harris Steel Group, Inc. engages in the steel trading business, purchasing steel from mills and processing it into various products for sale to its customers. Through its subsidiaries, the company engages in the fabrication and placing of concrete reinforcing steel; the production and marketing of epoxy-coated reinforcing steel; the design and installation of concrete post-tensioning systems; the manufacture and distribution of wire and wire products, welded wire mesh, and cold finished bar; and the manufacture and distribution of heavy industrial steel grating, aluminum grating, and expanded metal. As of December 31, 2003, the company operated 18 reinforcing steel fabricating plants, 1 steel grating and expanded metal manufacturing plant, 4 steel grating fabricating plants, and 1 cold finished bar and wire processing plant in Canada; and 5 reinforcing steel fabricating plants and 3 steel grating fabricating plants in the United States.	$731.5	$105.8	14.5%	$814.3	$122.2	15.0%

Novamerican Steel Inc.	Novamerican Steel, Inc. engages in the processing and distribution of carbon steel, stainless steel, and aluminum products. It also operates as an intermediary between primary metal producers and manufacturers. The company’s flat-rolled processing services include slitting, leveling, cutting-to-length, roll forming, blanking, plate burning, and pickling. In addition, it also produces steel tubing used for various markets, such as the structural and automotive markets; and also manufactures steel components for heavy equipment parts and accessories. Novamerican’s customers include automotive parts manufacturers and stampers; other steel service centers; general fabricators; and manufacturers of transportation equipment, material handling equipment, electrical components, appliances, storage tanks, railway cars, ship building material, construction and heavy equipment, and agricultural equipment.	$827.6	$131.9	15.9%	NA	NA	NA

Source: Companies’ filings and FactSet Research Systems.

25

Comparable Company Descriptions

		LTM			2005E
Name	Business Description	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin
Olympic Steel Inc.	Olympic Steel, Inc. operates steel service center in North America. It specializes in processing and distributing carbon, coated carbon, and stainless steel, flat-rolled sheet, and coil and plate products from 12 facilities in eight midwestern and eastern states. The company’s services include both traditional service center processes of cutting to length, slitting, and shearing and higher value added processes of blanking, tempering, plate burning, laser welding, and precision machining of steel parts. In addition, the company offers business solutions to its customers through value added and value engineered services.	$991.7	$110.7	11.2%	$633.2	$38.3	6.1%

Reliance Steel & Aluminum Co.	Reliance Steel & Aluminum Co. operates a metals service center network in the United States, Europe, and Asia. The company through a network of approximately 100 metals service center provides metals processing services and distributes a various metal products, including galvanized, hot-rolled and cold-finished steel, stainless steel, aluminum, brass, copper, titanium, and alloy steel. Its processing services include bar turning, bending, blanking, deburring, electropolishing, grinding or blanchard grinding, leveling, forming, pipe threading, precision plate sawing, punching, and slitting. Reliance Steel also provides inventory management and processing services for specialty metals.	$3,103.5	$377.9	12.2%	$3,150.8	$328.5	10.4%

Shiloh Industries, Inc.	Shiloh Industries, Inc. manufactures first operation blanks, complex stampings, and modular assemblies in North America and Mexico. Its blanks include exposed and unexposed, and welded blanks that are used for exterior steel components, such as fenders, hoods, and doors. The company’s stampings include oil pans, transmission pans, and valve covers. Its stampings are used as components in mufflers, seat frames, structural rails, window lifts, heat shields, vehicle brakes, and other structural body components. Its modular assemblies include components used in the structural systems, such as bumper beams, door impact beams, steering column supports, chassis components, and structural underbody modules; and powertrain systems, including deep draw components of a vehicle.	$649.1	$78.6	12.1%	NA	NA	NA

Source: Companies’ filings and FactSet Research Systems.

26

Comparable Company Descriptions

		LTM			2005E
Name	Business Description	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin
Steel Technologies Inc.	Steel Technologies, Inc., an intermediate steel processor, engages in processing flat rolled steel in the United States and Mexico. Its processed products include cold rolled strip and sheet; cold rolled one pass strip; carbon and alloy strip, and sheet; hot rolled sheet; low alloy strip and sheet; coated strip and sheet; hot rolled pickled and oiled sheet; and tin plate. The company also offers toll process steel for steel mills, large end users, service centers, and other processors. It offers its products to various industries, including automotive, appliance, lawn and garden, office furniture, agriculture, railcar, construction, hardware, and consumer goods.	$1,012.2	$106.2	10.5%	$1,039.5	$88.2	8.5%

Ryerson Tull Inc.	Ryerson Tull, Inc. engages in the distribution and processing of metals and other materials in the United States and Canada. The company’s product lines include carbon flat rolled, stainless and aluminum, and fabricated and carbon plate, as well as bars, tubing, and structurals. Its customers include machinery manufacturers, fabricated metal products producers, electrical machinery producers, transportation equipment producers, construction-related purchasers, wholesale distributors, and metals mills and foundries.	$5,639.9	$247.8	4.4%	$4,786.0	$57.1	1.2%

Source: Companies’ filings and FactSet Research Systems.

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Descriptions of Targets in Precedent Transactions

Name	Description
Edgen Corporation	Edgen Corporation operates as distributor of specialty pipe and components worldwide. Its products include prime carbon steel and abrasion-resistant pipe, fittings, flanges, chrome-moly, nickel alloy and seamless-stainless pipe, tubing, components, and valves. Edgen serves distribution, offshore construction, mining, oil refining, petrochemical, and power generation industries. The company was founded in 2001 and is headquartered in Baton Rouge, Louisiana.

Integris Metals Corporation	Integris Metals Corporation’s sole operating subsidiary, Integris Metals, Inc., was acquired by Ryerson Tull, Inc. in January 2005. Previously, the company, through its subsidiary, Integris Metals, Inc., was engaged in the processing and distribution of metals in North America. Its products comprised aluminum, stainless steel, alloy steel, brass/copper, building products, carbon steel, nickel alloys, and other specialty metals. It also offered finishing processes, such as leveling, cutting-to-length, polishing, slitting, shearing, blanking, precision sawing and plasma, and waterjet cutting to client’s specifications. The company was formed in 2004.

J&F Steel Corporation	J&F Steel Corporation manufactures and markets prime flat rolled steel products. The company’s products include cold-rolled, coated, pickled and oiled, high-carbon, low-alloy, and pre-painted steel tubes and coils. J & F Steel was founded in 1980 and is based in Burns Harbor, Indiana. It has additional offices in Jenison, Michigan; Middletown, Ohio; and Memphis, Tennessee. The company operates as a subsidiary of Arbed Americas Inc. As of 07/30/2004, J & F Steel Corporation is a subsidiary of Ryerson Tull Inc.

Precision Strip, Inc.	Precision Strip, Inc. (PSI) is a metal processing company that processes carbon steel, aluminum, and stainless steel metal products. The company’s services includes slitting of strip lines, material inspection, packaging, laboratory testing, oscillate slitting, warehousing, and storage. It serves automotive, appliance, steel, metal furniture, aluminum, capital goods, and beverage industries. PSI was founded in 1977 and is headquartered in Minster, Ohio with additional offices in Kenton, Middletown, Tipp City, Ohio; Anderson and Rockport, Indiana; Bowling Green, Kentucky; and Talladega, Alabama. Precision Strip, Inc. was acquired by Reliance Steel & Aluminum Co. in June 2003, and operates as a wholly owned subsidiary of Reliance Steel & Aluminum Co.

Acier Leroux (Leroux Steel)	Acier Leroux, also known as Leroux Steel, specializes in the processing and distribution of various steel products primarily in Canada. Its steel products include reinforcing steel, steel bars, angles, channels, beams, tubing, pipes, plates, and hot rolled sheets. The company is headquartered in Boucherville, Canada. Acier Leroux, Inc. operates as a subsidiary of Russel Metals Inc.

Milwaukee Plates Division of Metals USA, Inc.	The Milwaukee operations of Metals USA plates and Shapes Northcentral, Inc. process and distribute carbom steel plate, bar and structural products. The operation was formerly known as Williams Steel & Supply Co., Inc.

A.J. Forsyth and Company Limited	A.J. Forsyth and Company Limited owns and operates metal service centers. The company distributes steel products including hot rolled bars, cold finished bars, and alloy bars. A. J. Forsyth was founded in 1931 and is based in Delta, British Columbia. As of 10/16/2001, A. J. Forsyth and Company Limited is a subsidiary of Russel Metals Inc.

Assets of Cold Metal Products, Inc.	The assets sold by Cold Metal Products, Inc. consisted of two flat-rolled steel service center operations in Hamilton and Concord, Ontario. Cold Metal Products operates an intermediate steel processing business. It also processes strip and sheet steel to meet the requirements of precision parts manufacturers. Its products include strip steel for specialty and conventional applications, and to a lesser extent, processed sheet steel. Specialty strip is used in the manufacture of various products, including bearings, cutting tools and chain saw blades, tape measures, high-tolerance springs, and pen clips. The company provides value-added products to manufacturers in the automotive, construction, cutting tools, consumer goods, and industrial goods markets.

Source: Companies’ filings.

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Weighted Average Cost of Capital Analysis

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Weighted Average Cost of Capital Analysis

($Millions, except per share data)

Unlevered Beta Analysis

Company Name	Share Price	Diluted Shares	Equity Value	Total Debt	Minority Interest	Total Cap.	D / E Ratio	Debt / Total Capital	Tax Rate	Levered Beta(2)	1+(D*(1-t))/E	Unlevered Beta
A.M. Castle & Co.	$13.10	16.1	$211.3	$112.6	$1.6	$325.6	0.54	0.35	38.5%	0.91	1.33	0.69
Worthington Industries Inc.	16.81	87.9	1,477.3	388.5	—	1,865.8	0.26	0.21	38.5%	0.87	1.16	0.75
Earle M. Jorgensen Co.	7.90	48.5	383.3	346.7	—	730.0	0.90	0.47	38.5%	NA	1.56	NA
Harris Steel Group, Inc.(1)	21.00	26.9	565.4	26.3	21.4	613.2	0.08	0.08	38.5%	0.57	1.03	0.55
Novamerican Steel Inc.	36.38	10.2	371.1	95.0	—	466.1	0.26	0.20	38.5%	0.95	1.16	0.82
Olympic Steel Inc.	16.01	10.7	171.6	119.9	—	291.5	0.70	0.41	38.5%	1.27	1.43	0.89
Reliance Steel & Aluminum Co.	39.31	33.0	1,295.6	400.0	17.6	1,713.2	0.32	0.24	38.5%	1.04	1.19	0.87
Shiloh Industries, Inc.	13.20	16.1	213.1	129.1	—	342.1	0.61	0.38	38.5%	1.49	1.37	1.08
Steel Technologies Inc.	19.59	13.0	253.9	112.0	—	365.9	0.44	0.31	38.5%	0.61	1.27	0.48
Ryerson Tull Inc.	15.34	25.6	393.1	1,325.3	—	1,718.4	3.37	0.77	38.5%	0.97	3.07	0.32
				Mean of Comparables			0.75	0.34		0.96		0.72
				Median of Comparables			0.49	0.33		0.95		0.75
Metals USA, Inc.	$15.42	20.7	$319.5	$278.4	$—	$597.9	0.87		38.5%

Weighted Average Cost of Capital

Using Industry Unlevered Beta and Industry Average Capital Structure

		MUSA Cost of Capital
	Weight	Pre-Tax(3)	After-Tax	Contribution to WACC
Debt	0.33	4.1%	2.5%		0.8%
Equity	0.67	—	15.0%		10.1%

Assumed Tax Rate	38.5%			WACC		10.9%

Cost of Equity Calculation

Unlevered Beta	0.75
Relevered Beta	1.09
Risk-Free Rate(4)	4.26%
Market Risk Premium(5)	7.20%
Equity Size Premium(6)	2.86%

Cost of Common Equity	14.99%

(1)	Values for Harris Steel Group are in Canadian dollars.

(2)	5-year historical adjusted beta from Bloomberg Information Services.

(3)	Based on MUSA’s weighted average cost of debt.

(4)	Based on 10-Year Treasury Bond Yield.

(5)	Source: Ibbotson Associates 2005 Yearbook; large company equity premiums from 1994-2003 less the risk-free rate.

(6)	Source: Ibbotson Associates 2005 Yearbook; 9th decile of market capitalization.

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